                                                                    EXHIBIT (11)

                                 SYNTELLECT INC.
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (in thousands, except per share amounts)

                                                          Three Months Ended Sep. 30        Nine Months Ended Sep. 30
                                                             2001              2000            2001            2000
                                                          ---------          -------        ---------         -------
Numerator:
     Numerator for basic and diluted income (loss)
         per share - net income (loss)                    $  (2,279)         $   476        $  (6,969)        $ 2,674
                                                          =========          =======        =========         =======

Denominator:
     Denominator for basic income (loss) per
         share - - weighted average number of
         common shares outstanding during the
         period                                              11,294           11,894           11,236          11,845
     Incremental common shares attributable to
         assumed exercise of outstanding
         common stock options                                    --            1,153               --           1,011
                                                          ---------          -------        ---------         -------
Denominator for diluted income (loss) per share              11,294           13,047           11,236          12,856
                                                          =========          =======        =========         =======
Basic net income (loss) per share                         $   (0.20)         $  0.04        $   (0.62)        $  0.23
                                                          =========          =======        =========         =======
Diluted net income (loss) per share                       $   (0.20)         $  0.04        $   (0.62)        $  0.21
                                                          =========          =======        =========         =======

      The computation of diluted loss per share for the three months ended September 30, 2001 and for the nine months ended September 30, 2001 excluded the effects of shares of common stock issued on the exercise of certain common stock options in consideration for $141 and $352, respectively, because such shares would have been anti-dilutive.


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